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                                                                     Exhibit 3.6

                                                                        05/24/96


CERTIFICATE OF DESIGNATION OF THE VOTING POWERS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, WHICH HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF INCORPORATION OR IN ANY AMENDMENT THERETO, OF THE

                      SERIES D CONVERTIBLE PREFERRED STOCK
                                ($.01 Par Value)

                                       OF

                                BIONEBRASKA, INC.

                              --------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of BioNebraska, Inc., a Delaware corporation (hereinafter called the "Corporation"):

         "RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors hereby provides for and authorizes the issuance of a series of Preferred Stock of the Corporation to consist of 100,000 shares having a par value of $.01 per share (the "par value") and a face value of $100 per share (the "face value"), and hereby fixes the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate of Incorporation, as follows:

         1. DESIGNATION AND AMOUNT. This series of Preferred Stock shall consist of 100,000 shares and shall be designated as, and is hereinafter referred to as "Series D Convertible Preferred Stock," with the rights, privileges and preferences specified herein.

         2. VOTING RIGHTS.

                  2.1 GENERAL VOTING RIGHTS. Each holder of Series D Convertible Preferred Stock shall have that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock into which such holder's shares of Series D Convertible

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Preferred Stock are then convertible, as hereinafter provided. The holders of
Series D Convertible Preferred Stock shall in addition have the special voting rights set forth in Section 2.2 below. Except as otherwise required by law, or as otherwise provided below or in the Certificate of Designation of Series A Preferred Stock (the "Series A Certificate"), the Certificate of Designation of Series B Convertible Preferred Stock (the "Series B Certificate") or the Certificate of Designation of Series C Convertible Preferred Stock (the "Series C Certificate"), the shares of Common Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock of the Corporation shall vote as a single class on all matters submitted to the shareholders.

                  2.2 SPECIAL VOTING RIGHTS. Without the affirmative vote of the holders (acting together as a class) of at least a majority of the shares of Series D Convertible Preferred Stock at the time outstanding given in person or by proxy at any annual meeting, or at such special meeting called for that purpose, or, if permitted by law, in writing without a meeting, the Corporation shall not:

                  (a) authorize any additional shares of Series D Convertible Preferred Stock or authorize or issue any shares of stock having priority over the Series D Convertible Preferred Stock as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of the Corporation; or

                  (b) amend the Certificate of Incorporation of the Corporation or this resolution so as to alter any existing provision of the Articles of Incorporation or this resolution relating to the Series D Convertible Preferred Stock.

         3. DIVIDENDS.

                  3.1 DIVIDEND AMOUNT. The holders of the Series D Convertible Preferred Stock shall be entitled to receive cumulative dividends, when, as and if declared by the Board of Directors, out of any funds legally available therefor, at the rate of $9.75 per share per year, pro rated for partial years, payable annually on December 31 of each such year, in preference and priority to any payment of any dividend on the Common Stock or any other shares junior to the Series D Convertible Preferred Stock as to dividends. Dividends shall begin to accrue and cumulate on shares of Series D Convertible Preferred Stock on the date of the original issue of the shares in question. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series D Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                  3.2 PARITY WITH SERIES A PREFERRED STOCK AND SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK. Shares of Series D Convertible Preferred Stock shall be on parity with shares of Series A Preferred Stock, Series B Preferred Stock and the Series C


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         Convertible Preferred Stock as to payment of cumulated dividends in all circumstances not involving any redemption of capital stock. No dividend or other distribution shall be paid with respect to any of the Series D Convertible Preferred Stock, Series C Convertible Preferred Stock, Series B Convertible Preferred Stock or Series A Preferred Stock (except in the case of a redemption) unless a comparable payment (but allowing for the difference in the cumulative dividend rate of the various classes of Preferred Stock) is made on a per share basis as to the other. Nothing in this Section 3 shall limit or impair the rights of the Corporation or any holder of Series D Convertible Preferred Stock under Section 5 of this Certificate of Designation.

                  3.3 PRIORITY OVER COMMON STOCK. Except for dividends paid solely in the form of Common Stock on a pro rata basis to holders of Common Stock, no dividend or other distribution shall be paid on any shares of Common Stock of the Corporation or any other shares of the Corporation junior to Series D Convertible Preferred Stock as to dividends or the distribution of assets upon liquidation (herein called "junior shares"), nor shall any such shares of Common Stock or junior shares be purchased or otherwise acquired by the Corporation, unless prior to or concurrently with any such payment with respect to the Common Stock or junior shares, payment in full of the amount of all cumulative dividends to which the holders of the Series D Convertible Preferred Stock shall then be entitled shall have been paid. Subject to the above limitations, dividends may be paid on Common Stock or junior shares out of any funds legally available for such purpose when and as declared by the Board of Directors.

         4. CONVERSION TO COMMON STOCK.

                  4.1 RIGHT TO CONVERT. The holder of any shares of Series D Convertible Preferred Stock shall have the right at any time to convert said shares into the number of shares of Common Stock determined by multiplying the number of shares of Series D Convertible Preferred Stock to be converted by $100.00 and dividing the product thereof by the Conversion Price, as defined below, in effect at the time of conversion. The Conversion Price shall initially be $7.00, subject to adjustment as provided below.

                  4.2 PROCEDURE FOR VOLUNTARY CONVERSION. In order to convert shares of Series D Convertible Preferred Stock, the holder thereof shall surrender at the principal offices of the Corporation the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that such holder elects to convert such shares. Shares of Series D Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock of the Corporation issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at


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such office a certificate or certificates for the number of shares of Common
Stock of the Corporation issuable upon such conversion.

                  4.3 AUTOMATIC CONVERSION. All outstanding shares of Series D Convertible Preferred Stock shall be automatically converted into Common Stock, upon the election of the Corporation and delivery of written notice of such election to the holders of the Series D Convertible Preferred Stock (which election and notice may be delivered within ninety (90) days before or after the automatic conversion event described below without effecting the effective time of such automatic conversion), if the Corporation closes the issuance and sale of Common Stock in an underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the gross proceeds received by the Corporation equal or exceed $7,000,000.

                  4.4 ADJUSTMENT OF CONVERSION PRICE FOR DIVIDENDS, SPLITS OR COMBINATIONS. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or declare any dividend payable in Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  4.5 PROVISION FOR CAPITAL REORGANIZATIONS, RECLASSIFICATIONS, CONSOLIDATIONS, MERGERS OR SALES. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Series D Convertible Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion hereof, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series D Convertible Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series D Convertible Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon conversion) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series D Convertible Preferred Stock.


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                  4.6 OTHER ADJUSTMENTS. If any event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of Series D Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

                  4.7 NOTICE OF CHANGES IN CONVERSION PRICE. Upon any adjustment of the Conversion Price, then and in each case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the holders of the Series D Convertible Preferred Stock at the address of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion hereof, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  4.8 NOTICE OF CERTAIN OTHER EVENTS.  In case any time:

                                    (i) there shall be any capital
                           reorganization, reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to another corporation; or

                                    (ii) there shall be a voluntary or
                           involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of the Series D Convertible Preferred Stock at the address of such holders as shown on the books of the Corporation, of the date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend distribution or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be at least 30 days prior to the action in question and not less than 30 days prior to the record date or the date on which the Corporation's transfer books are closed in respect thereto.

                  4.9 DEFINITION OF COMMON STOCK. As used in this Section 4, the term "Common Stock" shall mean and include the Corporation's presently authorized shares of $.01 par value common capital stock and shall also include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of


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the Corporation; provided that the shares receivable pursuant to conversion of shares of the Series D Convertible Preferred Stock shall include shares designated as Common Stock of the Corporation as of the date of issuance of such shares of Series D Convertible Preferred Stock, or, in the case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for above.

         5. REDEMPTION OF SERIES D CONVERTIBLE PREFERRED STOCK. The Series D Convertible Preferred Stock shall be subject to redemption by the Corporation in accordance with the following provisions:

                  5.1 REDEMPTION AT OPTION OF CORPORATION. The Corporation may redeem the Series D Convertible Preferred Stock, in whole or in part in accordance with the provision of Section 5.2, at any time on or after January 1, 2000, at the face value per share plus all unpaid and accumulated dividends to the redemption date (the "Optional Redemption Price").

                  5.2 PRO RATA REDEMPTIONS. If less than all the outstanding shares of Series D Convertible Preferred Stock are to be redeemed pursuant to Section 5.1 above, a pro rata amount of such shares shall be redeemed from each of the holders of Series D Convertible Preferred Stock.

                  5.3 NOTICE. Notice of any proposed redemption of Series D Convertible Preferred Stock pursuant to Section 5.1 shall be given by the Corporation by sending by certified mail, postage prepaid, a copy of such notice at least 20 but not more than 90 days prior to the date fixed for such redemption to the holders of record of the Series D Convertible Preferred Stock, at their respective addresses appearing on the books of the Corporation or given by such holder to the Corporation for the purposes of notice, or if no such address appears or is given, at the principal office of the Corporation. Such notice shall state the date fixed for redemption, the number of shares of Series D Convertible Preferred Stock to be redeemed from all holders thereof and from such holder and the Optional Redemption Price per share, and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or before the date fixed for redemption and stated in such notice, each holder of shares of Series D Convertible Preferred Stock called for redemption shall either (i) convert to Common Stock pursuant to Section 4 all of the shares called for redemption, or (ii) surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and thereupon be entitled to receive payment of the Optional Redemption Price therefor. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the date fixed in such notice of redemption (unless default be made by the Corporation in providing moneys for the payment of the Optional Redemption Price) then, notwithstanding that the certificates evidencing any shares of Series D Convertible


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         Preferred Stock so called for redemption shall not have been surrendered, all rights of the holders thereof with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except only the right of the holders to receive the Optional Redemption Price, without interest, upon surrender of their certificates therefor.

                  5.4 MANDATORY REDEMPTION AT OPTION OF HOLDER. Subject to
         Section 5.5, each holder of Series D Convertible Preferred Stock shall have the right, for a period of three months commencing January 1, 2000, to require the Corporation to redeem all, but not a portion of, his, hers or its shares of Series D Convertible Preferred Stock at a redemption price of the face value per share plus all unpaid and accumulated dividends to the date of redemption (the "Mandatory Redemption Price"). Notice of mandatory redemption must be sent by a holder to the Corporation no later than March 31, 2000 to be effective. Upon receipt of such notice, accompanied by certificates representing the number of shares to be redeemed duly endorsed for transfer, the Corporation shall redeem the shares subject to the notice at the Mandatory Redemption Price within 60 days after the Corporation's receipt of the holder's notice. All rights of the holders of the Series D Convertible Preferred Stock with respect to shares surrendered pursuant to this Section 5.4 shall continue to the date of redemption.

                  5.5 METHOD OF PAYMENT. The Corporation shall have the right to pay all or not less than 33 1/3% of the Mandatory Redemption Price in cash and to issue a one-year promissory note in the amount of the portion of the Mandatory Redemption Price not paid in cash. Such promissory note shall be due and payable in two equal installments on the sixth month and one year anniversary of the date of redemption and shall bear interest at a fluctuating rate at all times equal to the prime or base rate of Citibank, N.A. with accrued interest to date payable with each installment. The promissory note shall be an unsecured obligation of the Corporation.

         6. REACQUIRED SHARES. Any shares of Series D Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         7. LIQUIDATION PREFERENCE. The Series D Convertible Preferred Stock shall rank on a parity with the Series A Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock and any other series of Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Preferred Stock shall be entitled to receive the face value plus all unpaid and accumulated dividends in cash per share before any distribution of assets is made to the holders of the Common Stock or any class of stock ranking junior to Preferred Stock. If, upon such liquidation, dissolution or winding up, the assets distributable to the holders of Preferred Stock shall be


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insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such assets shall be distributed ratably among the shares of Preferred Stock. After payment in full of all amounts due to the holders of Preferred Stock, the remaining assets of the Corporation available for payment and distribution to shareholders shall be paid and distributed to the holders of Common Stock and junior shares. The consolidation or merger of the Corporation, a transfer of all or substantially all of its assets for cash or securities or a share exchange will not be considered a liquidation, dissolution or winding up of the Corporation.

     IN WITNESS WHEREOF, BIONEBRASKA, INC. has caused this certificate to be signed and attested by Thomas R. Coolidge, its Chairman of the Board and Secretary, effective as of this 24th day of May, 1996.

                                             BIONEBRASKA, INC.


                                             By: /s/ Thomas R. Coolidge
                                                -------------------------------
                                                 Thomas R. Coolidge, Chairman


ATTEST:


By: /s/ Thomas R. Coolidge
   ----------------------------------
   Thomas R. Coolidge, Secretary


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